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                                                                 EXHIBIT 99.(b)

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Agreements provide for the merger of a newly formed, wholly-owned subsidiary of GPC with and into EMCO, with EMCO to be the surviving corporation of the Merger and a wholly-owned subsidiary of GPC. The discussion in this Joint Proxy Statement of the Merger and the description of the principal terms of the Agreements are subject to and qualified in their entirety by reference to the Merger Agreement and the Agreement of Merger, copies of which are attached to this Joint Proxy Statement as Appendices A and B, respectively and incorporated herein by reference.

     Following the Merger, the GPC Board intends to appoint three additional persons to the Board of Directors, consisting of George O. Moorehead, Harold Rubenstein and Raymond Zack, for a Board of seven members. The current board of directors of EMCO will be replaced by a new slate of directors which will consist of the Board of GPC. The executive officers of GPC and EMCO following the Merger will be as set forth below in "Management -- Management of GPC following the Merger."

BACKGROUND OF THE MERGER

     In May 1993, Donald F. Moorehead, together with his brother George O. Moorehead, acquired an aggregate of 10% of the issued and outstanding shares of EMCO. Additionally, in February 1995 Messrs. Moorehead entered into agreements with Empire Metals, Inc. to purchase 2,000 shares of EMCO Common Stock over a 70-month period. As a result, Messrs. Moorehead currently hold an aggregate of 13% of the Common Stock of EMCO.

     On or about March 3, 1994, T. Benjamin Jennings, then a director of First Southwest Company, a private investment banking firm in Dallas, Texas was invited by Donald F. Moorehead to attend a meeting of the Board of Directors of EMCO for the purpose of discussing various methods of raising capital to be used for acquisitions of equipment and/or other existing scrap operations. At the Board meeting, Mr. Jennings discussed with the EMCO directors various methods of raising capital including private debt financings, institutional financing, an initial public offering and merger with public companies. The EMCO Board discussed retaining First Southwest to act as a financial advisor should any of the mentioned activities be undertaken. However, due to the Board's conclusion that any such transaction would be premature at such time, the Board determined not to retain First Southwest.

     On July 17, 1995, Herbert B. Baskin, formerly the President, Chief Executive Officer and Chairman of the Board of Directors of GPC sold an aggregate of 1,400,000 shares of Common Stock of GPC to Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead and Blue Bird Partners, a general partnership of which the two general partners are charitable remainder unit trusts of which Louis D. Paolino serves as trustee (the "Purchasers") at a purchase price of $2.00 per share for a total purchase price of $2,800,000 pursuant to a Common Stock Purchase Agreement between Mr. Baskin and the Purchasers dated July 7, 1995. The allocation of the shares was as follows:
Gerard M. Jacobs, 450,000 shares; T. Benjamin Jennings, 450,000 shares; Donald
F. Moorehead, 250,000 shares; and Blue Bird Partners, 250,000 shares. The amount of funds used to purchase the 1,150,000 shares purchased by Messrs. Jennings and Jacobs and Blue Bird Partners was a total of $2,300,000. Each of Messrs. Jacobs and Jennings used his own personal funds and funds that he obtained as a result of borrowing through a margin account with a brokerage firm. Blue Bird Partners used funds of the trusts of which Louis D. Paolino is trustee. Donald F. Moorehead used his own personal funds and funds that he obtained as a result of borrowing through a margin account with a brokerage in purchasing his shares. Following the purchase of the shares, the Purchasers held an aggregate of approximately 27.4% of the outstanding common stock of GPC.

     On July 24, 1995, a group consisting of all of the Purchasers except Donald
F. Moorehead, who disclaimed membership in such group (the "Group") delivered a written request to GPC to hold a special meeting of stockholders on August 30, 1995 in order to propose the removal of four out of five of GPC's then directors and to elect four replacement directors nominated by the Group. As required by GPC's bylaws, GPC called a special meeting on such date and for such purpose. At a board meeting on July 27, 1995, two

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

members of GPC's board, J. Thomas Bentley and Luther J. Nussbaum, resigned as directors. On July 31, 1995, Messrs. Jacobs and Jennings initiated a meeting with Harold Rubenstein, the Chairman of the Board of EMCO, in the Chicago metropolitan area in order to hold preliminary discussions regarding a possible merger of EMCO with GPC. Based on such meeting, the parties determined to schedule an additional meeting in order to discuss a possible merger at a later time. Mr. Jennings did not participate in such meeting in a financial advisor capacity and no other financial advisor was present at such meeting. At the stockholders' meeting on August 30, 1995, then directors Herbert B. Baskin and Victor D. Poor were removed by the stockholders and the slate proposed by the Group was elected to the Board to fill the vacancies created by such resignations and removals. Eugene T. Sanders, a previously elected director, remained on the board after the August 30, 1995 stockholders' meeting. Messrs. Sanders and Paolino subsequently resigned on October 11, 1995 and January 4, 1996, respectively.

     Blue Bird Partners has entered into an agreement to sell 250,000 of its shares of GPC Common Stock to a group of investors, including Messrs. Jennings and Jacobs, Harold Rubenstein, Donald F. Moorehead, George O. Moorehead and Charles R. McCurdy at a purchase price of $3.20 per share and in connection therewith has granted Messrs. Jennings and Jacobs a proxy to vote Blue Bird Partners' shares in favor of the Merger and the other items being acted upon at the GPC Meeting. See "Additional Matters for Consideration by GPC
Stockholders -- Election of Directors -- Security Ownership of Certain Beneficial Owners and Management."

     In both SEC filings and at the stockholders' meeting, Messrs. Jennings and Jacobs advised the GPC stockholders that the newly elected Board would cause GPC to actively pursue acquisitions and mergers in unrelated fields, including, but not limited to scrap metal recycling and/or telecommunications. Messrs. Jennings and Jacobs also advised stockholders at the stockholders' meeting that, although the new Board had not developed any plans with regard to GPC's then current business, the new Board would attempt to improve GPC's marketing activities and review GPC's then current dividend policy in order to consider whether or not the amount thereof should remain the same or be reduced or eliminated.

     On October 16, 1995, George O. Moorehead, the President of EMCO, Harold Rubenstein, the Chairman of the Board of EMCO, Donald F. Moorehead, a Director of EMCO, and Raymond Zack, a Vice President of EMCO, met with Messrs. Jennings and Jacobs in Chicago in order to discuss a proposed acquisition of EMCO by GPC. Following such meeting, the parties agreed to resume negotiations in Phoenix. Messrs. Jennings and Jacobs met with the EMCO shareholders in Phoenix, Arizona on October 20 and 21, 1995, to discuss the possible acquisition of all of EMCO's common stock by GPC. Prior to this meeting, GPC's management determined a range of possible values of EMCO, which range was initially determined to be between
2.5 million and 5 million shares of GPC Common Stock and was provided to and reviewed with the shareholders of EMCO. Such range was intended to commence the process of detailed negotiations. EMCO's Board did not separately undertake to determine a range of possible values of EMCO. These discussions led to the execution of a preliminary "Merger Term Sheet" on October 21, 1995, whereby all shareholders of EMCO agreed to sell their outstanding shares to GPC. Messrs. Jacobs and Jennings met with the EMCO shareholders again on November 28, 1995 through December 1, 1995 in Phoenix, Arizona, to negotiate the terms of a definitive agreement. On December 1, 1995, the Merger Agreement was executed and delivered by GPC and the EMCO stockholders. The Merger Agreement was later amended effective March 7, 1996.

     During the course of negotiations with EMCO, GPC became aware that Ellis Metals, Inc., a company controlled by Harold Rubenstein, served as a significant feeder yard for metal to EMCO. As a result, GPC concluded that it would be beneficial to GPC to purchase Ellis Metals' inventory and equipment or a controlling stake in Ellis Metals in order to assure continued supply to EMCO from Ellis Metals. Messrs. Jennings and Jacobs held negotiations with Harold Rubenstein and his son, Ellis, during the meetings held in Phoenix between November 28, 1995 and December 1, 1995. Such negotiations continued following execution of the Merger Agreement while GPC considered a purchase of all or substantially all of the assets of Ellis Metals, it ultimately determined it would be more beneficial to acquire two of the sites on which Ellis Metals conducts its business and to negotiate certain changes to the Pricing Agreement currently in effect between Ellis Metals and EMCO.

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

REASONS FOR THE TRANSACTION

  GPC's Reasons for the Transaction

     GPC has traditionally been in the business of designing, manufacturing and marketing electronic presentation products and color printers and consumables. Following a period of declining sales and profitability, Messrs. Jennings and Jacobs negotiated with GPC's former Chairman, President and Chief Executive Officer to acquire his shares. Messrs. Jennings and Jacobs had been most recently in the waste management business where they found its fragmented nature to be ideal for consolidation. After examining the scrap metal industry and its participants, Messrs. Jennings and Jacobs concluded that such industry was similarly fragmented and might be profitably consolidated. At the same time, the new Board of Directors of GPC decided that a portion of the electronic presentation business of GPC should be terminated, with the remaining focus on color printers and related consumables, including ribbons, transparencies and paper and, potentially, a new line of business. Specifically, GPC elected to discontinue a portion of its electronic presentation products.

     GPC believes that the acquisition of a strong participant in the scrap metal processing business could lead to a number of other acquisitions of scrap metal processing facilities both in Arizona and out-of-state. GPC's Board considered a number of other lines of business other than scrap metal processing in light of its overall goal of making acquisitions in other areas, including telecommunications. After further review, the GPC Board determined that as a result of the fragmented nature of the business and the Board's knowledge of some of the participants in the industry, that the scrap metal business would be a favorable new business to begin its strategy of pursuing acquisitions. The Board is actively investigating other potential acquisition prospects, but has not entered into any agreements, arrangements or understandings with respect to any material acquisitions.

     GPC believes that strengthening EMCO's relationship with Ellis Metals would further GPC's overall business strategy of consolidating scrap metal processing operations by providing a stronger guarantee of supply by Ellis Metals to EMCO. GPC believes that these goals are accomplished by the purchase of two Ellis Metals sites from Harold Rubenstein or his affiliates, by the negotiation of extensions and modifications to the Pricing Agreement between Ellis Metals and EMCO, and by the grant of an option from Ellis Metals to EMCO and GPC to purchase certain assets of Ellis Metals. See "-- Related Transactions."

     The Board of Directors of GPC also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the benefits sought to be achieved in the Merger will not be achieved; and (ii) the other risks described above under "Risk Factors." The Board of Directors of GPC discussed with management the prospects for combinations with companies other than EMCO and the possibility that the benefits described above could be achieved through any such combination.

     After considering the foregoing factors, the Board of Directors unanimously approved the Agreements and the transactions contemplated thereby, including the Merger, and recommended that the shareholders of GPC approve and adopt the Agreements and the Merger. In view of the wide variety of factors considered, both positive and negative, GPC's Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

  EMCO's Reasons for the Merger

     EMCO's Board considered the advisability of seeking a merger partner that would permit EMCO to continue its business, but that would provide ongoing capital support. The EMCO Board believed that the fact that GPC is a publicly traded company provides more market visibility for the combined company and easier access to the public trading markets for the purpose of raising debt or equity capital for future expansion. In addition to increased liquidity to operate the business, the EMCO Board of Directors believes that the Merger will provide EMCO shareholders with potential liquidity and with the potential for a more attractive return on their investment compared to possible alternatives, including that of remaining a separate company, as a result of the limited registration rights that are applicable to the shares received in the Merger.

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

     The Board of Directors of EMCO also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the benefits sought to be achieved in the Merger will not be achieved; and (ii) the other risks described above under "Risk Factors." The Board of Directors of EMCO discussed with management the prospects for combinations with companies other than GPC and the possibility that the benefits described above could be achieved through any other combinations, as well as the risks and benefits of a stand-alone strategy.

     The Board also evaluated the effect of the proposed Merger on EMCO shareholders and concluded that the proposed Merger offered many advantages to them as well, including the following:

     - The conversion of a currently illiquid investment into a potentially liquid investment;

     - The potential for an attractive return for EMCO's investors on their investment in EMCO;

     - The opportunity for EMCO's shareholders to realize a future return based on potential appreciation in GPC's stock after the Merger; and

     - The opportunity for a tax-free exchange of EMCO Stock for GPC Common
       Stock.

     After considering the foregoing factors, the Board of Directors unanimously approved the Agreements and the transactions contemplated thereby, including the Merger, and recommended that the shareholders of EMCO approve and adopt the Agreements and the Merger. In view of the wide variety of factors considered, both positive and negative, EMCO's Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF FINANCIAL ADVISOR

     First Southwest Company ("First Southwest") is an investment banking firm headquartered in Dallas, Texas, engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, strategic alliances, restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate tax, corporate and other purposes. From April 1993 until October 1995, T. Benjamin Jennings, currently the Co-Chairman of the Board, Co-Chief Executive Officer and Co-President of GPC, served as a Director of First Southwest.

     GPC retained First Southwest to act as its financial advisor in connection with the Merger. The GPC Board determined to retain First Southwest based on interviews with representatives of First Southwest and upon the favorable recommendation of T. Benjamin Jennings who, as stated above, had previously served as a Director of First Southwest. On January 5, 1996 at the meeting at which the Board of Directors of the GPC approved the Merger Agreement, First Southwest delivered its written opinion (the "Opinion") that, based upon and subject to the factors and assumptions set forth therein, the consideration proposed to be paid to the shareholders of EMCO in the Merger was fair from a financial point of view to the public shareholders of GPC. At such Board meeting, First Southwest also made an oral and written presentation to the Board. No limitations were imposed by GPC with respect to the investigations made or the procedures followed by First Southwest in rendering the Opinion. GPC has agreed to pay First Southwest an aggregate of $100,000 for its services in rendering an opinion in the Merger. Such amount is payable upon the Opinion being delivered to the GPC Board and is not contingent upon the successful consummation of the Merger.

     The full text of the Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Exhibit C to this Joint Proxy Statement. GPC shareholders are urged to read the Opinion in its entirety. First Southwest's Opinion is addressed only to GPC and does not constitute a recommendation to any GPC shareholder as to how such shareholder should vote at the GPC Meeting. The summary of the Opinion set forth in this Joint Proxy Statement is qualified in its entirety by reference to the full text of the Opinion.

     In rendering the Opinion, First Southwest (i) reviewed GPC's Annual Reports on Form 10-K for the years ended October 31, 1993 through 1995 and the audited financial statements contained therein, the Quarterly Reports on Form 10-Q and the unaudited financial statements contained therein for the first nine months ended July 31, 1995, and certain other publicly available information, (ii) reviewed EMCO's audited

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

consolidated financial statements for the years ended March 31, 1994 and 1995,
(iii) analyzed certain internal financial information, including financial projections and certain reports on sales, profitability and accounts receivable aging, concerning each of GPC and EMCO prepared by their respective managements;
(iv) discussed the past and current operations, the financial condition and the prospects of GPC and EMCO with senior executives of the respective companies;
(v) reviewed the results of the due diligence performed on EMCO by GPC and Price Waterhouse LLP with the senior management of GPC; (vi) discussed with senior executives of EMCO the prices and dates of recent sale transactions of EMCO common stock of which they had knowledge; (vii) reviewed the reported prices and trading activity for the common stock of GPC and compared them to the prices for the S&P 500 Index and NASDAQ Composite Index; (viii) compared the financial performance and condition of EMCO with that of certain comparable publicly traded resource recovery companies; (ix) reviewed the financial terms to the extent publicly available, of certain comparable resource recovery company merger and acquisition transactions; (x) reviewed three-year stand-alone projected operating statement, cash flow statement and balance sheet data of GPC and five-year stand-alone projected operating statement, cash flow statement and balance sheet data of EMCO prepared by the respective managements of GPC and EMCO; (xi) analyzed the pro forma impact of the Merger on the earnings per share, book value per share, and certain other balance sheet and profitability ratios of GPC; (xii) reviewed the Agreement; (xiii) reviewed a draft of the Joint Proxy Statement of GPC and EMCO substantially in the form to be mailed to their respective shareholders; and (xiv) performed such other analyses as First Southwest has deemed appropriate.

     First Southwest assumed and relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their Opinion. First Southwest also relied upon the managements of GPC and EMCO as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to First Southwest and assumed that such forecasts reflected the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of GPC and EMCO. First Southwest did not make an independent evaluation or appraisal of the assets and liabilities of GPC and EMCO or any of their subsidiaries nor has it been furnished with such valuations and appraisals. As stated above, GPC's management arrived at a range of possible values for EMCO. First Southwest did not determine a range itself, but instead evaluated the fairness of the point on such range that was agreed upon by GPC and EMCO. The projections reviewed by First Southwest assumed a modest increase in revenues for EMCO over a five-year period. First Southwest made no material adjustments to such projections, nor did First Southwest assume that there would be any cost savings benefits as a result of the Merger. THE SECOND PRECEDING SENTENCE IS A FORWARD-LOOKING STATEMENT WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. EMCO'S ACTUAL REVENUES AND RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM PROJECTIONS AS A RESULT OF THE RISK FACTORS SET FORTH ABOVE IN "RISK FACTORS."

     In connection with rendering its Opinion and preparing its various written and oral presentations to the Board of Directors of GPC, First Southwest performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by First Southwest. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, First Southwest believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying its Opinion. In addition, First Southwest may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. In performing its analyses, First Southwest made numerous assumptions with respect to economic, market and other conditions many of which are beyond EMCO's or GPC's control. The analyses performed by First Southwest are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

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

     In addition, as described above, First Southwest's Opinion and presentations to the GPC Board of Directors were only some of the many factors taken into consideration by the GPC Board in making its determination to approve the Agreements. Consequently, the First Southwest analyses described below should not be viewed as determinative of the GPC Board's or GPC management's opinion with respect to the value of EMCO or of whether the GPC Board or GPC management would have been willing to agree to a different consideration other than those contemplated in this merger transaction.

     The following is a brief summary of the analyses performed by First Southwest in connection with rendering the Opinion as to the fairness of the consideration proposed to be paid in the Merger and such analyses that First Southwest discussed with the GPC Board of Directors on January 5, 1996.

     The Opinion is necessarily based on economic, market and other conditions in effect on and the information made available to First Southwest as of December 1, 1995.

     Overview of GPC and EMCO. First Southwest evaluated the position and strengths of EMCO in certain areas of business, certain financial and operating information of EMCO (including historical sales, operating income, net income, total assets and net worth). First Southwest also performed similar analyses on GPC which included a trading history of GPC common stock.

     Comparable Company Analysis. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. First Southwest compared certain financial and market information of EMCO with a group of eight publicly traded resource recovery companies that it believed to be appropriate for comparison: Appliance Recycling Centers of America; Commercial Metals; Envirosource Inc.; Horsehead Resource; IMCO Recycling; Proler International; Schnitzer Steel and Tetra Technologies. Such information included market valuation, historical income statement and balance sheet figures, and financial ratios. The ratios of market capitalization to historical revenues for the eight comparable companies range from 0.90 to 2.49. The ratios of market capitalization to earnings before interest, taxes, depreciation and amortization ("EBITDA") for such companies range from 4.76 to 10.35. The ratios of market capitalization to earnings before interest and taxes ("EBIT") for such companies range from 8.13 to 14.39. The ratios of market value of Common Equity to net income for such companies range from 8.74 to 26.19. This analysis indicated that the selected companies had average multiples of market capitalization to historical revenues; EBITDA; EBIT; and average multiples of market value of Common Equity to net income of 1.55, 7.03, 10.60, and 15.36, respectively. The comparable company analysis indicated that such multiples for EMCO were 0.21, 2.25, 2.59 and 3.87, respectively. Based upon the average multiples, the implied market trading value for the common stock of EMCO would have been between $37 million and $99 million. Based on the foregoing, First Southwest believes that the Comparable Company Analysis supports First Southwest's Opinion that the consideration to be paid to the public shareholders of GPC in the Merger is fair from a financial point of view. However, notwithstanding the foregoing, First Southwest believes that its analyses must be considered as a whole and that relying solely on the Comparable Company Analysis without considering the other analyses performed would create an incomplete view of the process underlying its Opinion.

     No comparable company is identical to GPC or EMCO. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics.

     Analysis of Selected Mergers and Acquisitions. First Southwest also reviewed available public information on certain merger and acquisition transactions involving the acquisition of all or part of certain resource recovery companies. The analysis included 5 transactions dating back to 1990. These acquisitions included the acquisition of REI Distributors Inc. by Pure Tech International Inc., the acquisition of Sacramento Valley Environment by Envirofil Inc., the acquisition of Phoenix Smelting by IMCO Recycling Inc., the acquisition of Woodworth & Co-Soil Recycling by Thermo Remediation Inc. and the acquisition of Resource Recycling Techs Inc. by Waste Management, Inc. First Southwest deemed the targets in such acquisitions to be comparable due to the fact that all of such companies were in the business of recovering, processing and reselling used materials. In examining these transactions, First Southwest analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The ratios of the transaction value of each of the five acquisitions to net sales of the target companies range from 0.68 to 3.54.

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

The ratios of the transaction value of each of such acquisitions to EBITDA of the target companies range from 2.76 to 18.26. The ratios of the transaction value of each of such acquisitions to EBIT of the target companies range from
3.13 to 34.7. The ratios of the transaction value of each of such acquisitions to net income of the target companies range from 5.22 to 49.0. This analysis indicated average multiples of transaction value to historical revenues, EBITDA, EBIT and net income of 1.47, 9.14, 23.08 and 30.93, respectively. The analysis of selected mergers and acquisitions indicated that such multiples for EMCO were 0.27, 2.93, 3.36 and 7.75, respectively. Based on an analysis of the consideration being paid by GPC in the Merger, the enterprise value of EMCO is approximately $18.8 million, which includes post-Merger debt of the consolidated entity that includes $9.4 million in debt of EMCO.

     No company or transaction used in the comparable transaction is identical to GPC, EMCO or the contemplated transaction. Again, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the acquisition value of the companies to which they are being compared. Based on the foregoing, First Southwest believes that the Analysis of Selected Merger and Acquisitions supports First Southwest's Opinion that the consideration to be paid to the public shareholders of GPC in the Merger is fair from a financial point of view. However, notwithstanding the foregoing, First Southwest believes that its analyses must be considered as a whole and that relying solely on the Analysis of Selected Mergers and Acquisitions without considering the other analyses performed would create an incomplete view of the process underlying its opinion.

     First Southwest also undertook the following analyses in order to project the performance of the combined company and the respective contributions of GPC and EMCO.

     Contribution Analysis. First Southwest analyzed the contribution of GPC and EMCO to certain balance sheet and income statement items of the combined company. The analysis is based upon assumptions and projections made by the managements of GPC and EMCO for stand alone operations of their respective companies. As of September 30, 1995, EMCO would provide 88.0% of revenues, 237.7% of operating income, 54.6% of total assets, 100.0% of total debt and 18.5% of shareholders' equity. Based on the consideration contemplated in the merger transaction, EMCO shareholders would on the aggregate own 43.6% of the fully diluted common shares of the combined company. Based on the foregoing, First Southwest believes that the Contribution Analysis supports First Southwest's Opinion that the consideration to be paid to the public shareholders of GPC in the Merger is fair from a financial point of view. However, notwithstanding the foregoing, First Southwest believes that its analyses must be considered as a whole and that relying solely on the Contribution Analysis without considering the other analyses performed would create an incomplete view of the process underlying its Opinion.

     Pro Forma Merger Analysis. First Southwest analyzed certain pro forma results for the combined company based on the assumptions and projections of the management of each company for stand alone operations. This analysis, based upon assumptions described above, showed that GPC shareholders would have a comparative accretion in fully diluted earnings per share in the years 1995 through 1998 due to the Merger. These projections do not take into account any possible savings or synergies which might result from the Merger. Based on the foregoing, First Southwest believes that the Pro Forma Merger Analysis supports First Southwest's Opinion that the consideration to be paid to the public shareholders of GPC in the Merger is fair from a financial point of view. However, notwithstanding the foregoing, First Southwest believes that its analyses must be considered as a whole and that relying solely on the Pro Forma Merger Analysis without considering the other analyses performed would create an incomplete view of the process underlying its Opinion.

     The actual results achieved by the Company will vary from the projected results and such variations may be material.

     Discounted Cash Flow Analysis. First Southwest performed a discounted cash flow analysis for the purpose of determining a theoretical value per share for the EMCO Common Stock. The analysis included a terminal value based upon EMCO's estimated fiscal year 2000 free cash flow, as supplied by the management of both companies, multiplied by discount rates ranging from 12.5% to 17.5%. This analysis indicated a range of equity value between $17.1 million and $29.8 million, excluding the value of any tax savings from net operating loss carry-forwards from GPC. Based on the foregoing, First Southwest believes that the Discounted

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

Cash Flow Analysis supports First Southwest's Opinion that the consideration to be paid to the public shareholders of GPC in the Merger is fair from a financial point of view. However, notwithstanding the foregoing, First Southwest believes that its analyses must be considered as a whole and that relying solely on the Discounted Cash Flow Analysis without considering the other analyses performed would create an incomplete view of the process underlying its Opinion.

     Pursuant to the terms of an engagement letter dated November 10, 1995, GPC agreed to pay First Southwest an aggregate of $100,000 for its financial advisory role and for delivery of the Opinion. GPC has agreed to indemnify First Southwest and certain related persons against certain liabilities relating to or arising out of their engagement, including certain liabilities under Federal Securities laws.

CONVERSION OF EMCO SHARES

     Upon consummation of the Merger, (i) each then outstanding share of Sub stock will automatically be converted into and become one share of Common Stock of EMCO and (ii) all of the outstanding shares of Common Stock of EMCO shall be converted into 3,500,000 shares of GPC Common Stock, warrants to purchase an additional 1,000,000 shares of GPC Common Stock and $1,150,000 in cash, to be distributed to the EMCO shareholders in accordance with the schedule as is set forth in the Agreement of Merger to be filed with the Arizona Secretary of State following GPC and EMCO shareholder approval of the Merger in substantially the form included herewith as Appendix B. Warrants to purchase in the aggregate 600,000 shares of GPC Common Stock will be at an exercise price of $4.00 per share and warrants to purchase in the aggregate 400,000 shares of GPC Common Stock will be at an exercise price of $6.00 per share. The warrants shall be exercisable for a period of five years from the closing of the Merger and can be exercised in full at any time until expiration. The exercise prices of the warrants are payable in cash or by check. In the event of a merger of GPC in which GPC is not the surviving entity, the warrants will be exercisable for shares of the successor corporation. The warrants are subject to adjustment in the event of stock splits, stock dividends and the like.

RELATED AGREEMENTS

  Employment Agreements

     Upon the closing of the Merger Agreement, Raymond Zack, Gerald Zack and David Zack, currently employees and directors of EMCO, will enter into employment agreements with EMCO (the "Employment Agreements"). Pursuant to the Employment Agreements, each of the Zacks shall be employed for a period of not less than five years, shall receive a base salary of $120,000 per year for the first year, with such salary to increase by not less than 7% per year for each succeeding year, and shall be entitled to such annual bonuses and stock options as determined by the GPC board of directors in its discretion. Each of the Zacks shall also be entitled to certain other fringe benefits. GPC may terminate the Employment Agreements for cause. Pursuant to the Employment Agreements, each of the Zacks agrees that he will not compete, directly or indirectly, with EMCO in Arizona for a period of five years from the date he ceases to be an employee, officer, director or consultant of EMCO. Additionally, Gerard M. Jacobs and T. Benjamin Jennings will enter into employment agreements with GPC and George O. Moorehead will enter into an employment agreement with EMCO prior to the completion of the Merger. Messrs. Jacobs and Jennings' employment agreements shall be for a term of five years, shall provide for a base salary of $168,000 per year and for bonuses to be determined by the GPC Board of Directors. Mr. Moorehead's employment agreement shall be for a term of five years, shall provide for a base salary of $168,000 per year and for bonuses to be determined by the EMCO Board of Directors. Such agreements provide for certain payments to be made to Messrs. Jacobs, Jennings and Moorehead in the event of a change-of-control of the combined company. Additionally, Mr. Moorehead's employment agreement provides that GPC shall recommend that the GPC Board of Directors grant Mr. Moorehead stock options under GPC's Stock Plan to purchase 150,000 shares of GPC Common Stock at an exercise price of $4.00 per share. It is expected that the agreements with Messrs. Jacobs, Jennings and Moorehead will provide for a substantial cash payment to be made to such persons in the event that such persons are terminated from their employment with GPC or EMCO, as the case may be, at any time during the term of their agreement for any reason other than cause or in the event of certain change-in-control events involving the combined company. Harold Rubenstein will enter into a consulting agreement with EMCO whereby he will receive $6,000 per month for five years plus $1,000 per month to maintain certain communications equipment to obtain commodity quotations. The parties contemplate that each of GPC's employment agreements with Messrs. Jacobs and Jennings will provide that such parties will not compete with the combined company in Arizona, California, New Mexico, Nevada, Texas, and Utah for a period of five years after the date each such person ceases to be an employee, officer, director, or consultant of the combined company.

  Noncompetition Agreements

     As a condition to the Merger, George O. Moorehead and Harold Rubenstein agreed to execute noncompetition agreements whereby each of such persons agrees not to compete with the combined company in Arizona, California, New Mexico, Nevada, Texas and Utah for a period of five years after the date each such person ceases to be an employee, officer, director or consultant of GPC or EMCO, as the case may be. The parties contemplate that the employment agreements with Messrs. Jacobs and Jennings will contain similar noncompetition provisions. As mentioned above, the Employment Agreements with each of the Zacks contain noncompetition clauses as well.

REPRESENTATIONS AND COVENANTS

     Pursuant to the Merger Agreement, GPC made representations regarding its corporate existence and good standing, capital structure, filings with the Securities and Exchange Commission, and other matters, including its authority to enter into the Merger Agreement and to consummate the Merger. The EMCO shareholders made a number of representations to GPC regarding EMCO's corporate status, capital structure, operations, financial condition, and other matters, including its authority to enter into the Merger Agreement and to consummate the Merger.

     EMCO has covenanted in the Merger Agreement that, until the consummation of the Merger, it will preserve its business and not take certain actions outside the ordinary course of business without GPC's consent. EMCO agreed not to initiate or respond to any proposals relating to the possible acquisition of its assets or stock by any person other than GPC and has further agreed not to enter into any agreement providing for such acquisition. Additionally, GPC is entitled to have conducted an environmental assessment of the properties to be acquired in the Merger. In the event that such assessment identifies environmental contamination which requires remediation or further evaluation or if the results of such assessment are not otherwise satisfactory to GPC in its sole discretion and EMCO does not remediate or otherwise satisfy GPC, then GPC may elect not to close the Merger. As of the date of this Joint Proxy Statement, such assessment has not yet been completed. However, under the Merger Agreement, GPC has the ability to waive any failure to complete the assessment. All parties agree to use their best efforts to cause the Merger to qualify as a tax-free reorganization. GPC agreed to recommend the addition to the GPC Board following the Merger of George O. Moorehead, Raymond Zack and Harold Rubenstein. GPC also agreed to use its best efforts to either obtain director and officer insurance or execute and deliver indemnity agreements reasonably satisfactory to its new board of directors and officers. Finally, each party to any of the employment, noncompetition, indemnity and consulting agreements contemplated by the Merger Agreement agreed to execute and deliver such agreements upon the Closing. GPC has agreed to loan EMCO up to $1 million on terms mutually acceptable to T. Benjamin Jennings and George O. Moorehead (provided, however, that GPC has no obligation to extend the loan if in the opinion of its counsel the making of the loan might delay the closing of the Merger).

CONDITIONS TO THE MERGER

     The obligations of GPC to consummate the Merger will be subject to the satisfaction of a number of conditions, including (i) GPC Board and stockholder approval of the Merger and the transactions contemplated thereby, (ii) no material adverse change in the business of EMCO, (iii) a satisfactory review by GPC's independent public accountants of EMCO's assets, liabilities, and net worth, (iv) GPC's receipt of a fairness opinion from First Southwest Company with respect to the Merger, (v) the execution of certain bills of sale from Copperstate and Empire to EMCO, (vi) the termination of certain contracts between EMCO and certain related parties, (vii) receipt by GPC of a title insurance policy with respect to the real property owned by EMCO, (viii) an indemnity and pledge by Copperstate of certain of its shares of GPC Common Stock acquired in the Merger to indemnify EMCO from certain liabilities of Copperstate, (ix) an amendment to the security agreement among EMCO, Donald F. Moorehead and George O. Moorehead to the satisfaction of such parties, (x) the execution and delivery by GPC of employment agreements with T. Benjamin Jennings, Gerard M. Jacobs and the execution and delivery by EMCO of an employment agreement with George O. Moorehead, (xi) receipt by EMCO of any third party consents required to consummate the Merger, (xii) satisfactory completion of due diligence by GPC of EMCO, (xiii) execution and delivery by Empire Metals, Inc. and Harold Rubenstein of an indemnification agreement with respect to the action brought by EMCO against Ellis Rubenstein, his spouse and certain other parties and (xiv) George O. Moorehead and Harold Rubenstein shall have executed and delivered to EMCO noncompetition agreements. EMCO's obligations to consummate the Merger are conditioned, among other things, upon EMCO entering into an employment agreement with the Zacks and GPC's delivery of the shares, warrants and cash to be delivered at the closing. Each party's obligations under the Merger Agreement will also be conditioned upon the accuracy of the representations made by the other party at the time of closing of the Merger, the performance by the other party of the covenants required to be performed by it under the Merger Agreement, the absence of a material adverse change with respect to the other party, the delivery by each party of board resolutions, articles, bylaws and good standing certificates, the receipt of certain legal opinions and the absence of any pending or threatened action or proceeding before any governmental body seeking to restrain or invalidate the Merger Agreement.

TERMINATION OR AMENDMENT

     The Merger Agreement may be terminated (i) by mutual agreement of the parties, (ii) by GPC in the event of a material breach by EMCO or any of the EMCO shareholders of any provision of the Merger Agreement, or (iii) by either party if the closing shall not have occurred by June 30, 1996.

INDEMNIFICATION AND HOLD-BACK OF GPC SHARES

     The Merger Agreement provides that GPC shall retain possession of and hold a security interest in 669,149 shares (including 250,000 shares issuable upon exercise of warrants) (the "Held-Back Shares") of the GPC Common Stock issuable to the EMCO shareholders. The Held Back Shares shall secure certain representations and warranties made by the EMCO shareholders to GPC in the Merger Agreement. So long as GPC does not assert a claim against the former EMCO shareholders in accordance with the terms of the Merger Agreement, each quarter GPC will release 100,000 Held-Back Shares to the former EMCO shareholders commencing 90 days after the Merger is consummated, except for Empire Metals' shares and warrants which shall remain subject to the security interest until Ellis Rubenstein (who is the son of Harold Rubenstein) and his spouse have released GPC and EMCO from all claims resulting from the action brought against Ellis Rubenstein, his spouse and certain other parties by EMCO (the "Action") or a final non-appealable judgment in favor of EMCO and GPC has been entered and no other claim is pending against GPC or EMCO and Ellis Rubenstein has released EMCO and GPC from any and all claims related to such action. GPC shall be able to foreclose upon or set off the Held-Back Shares as necessary to compensate it for any losses resulting from breaches of the representations and warranties or covenants and agreements of the EMCO shareholders contained in the Merger Agreement that occur within one year after the closing of the Merger (except with respect to certain warranties relating to EMCO's corporate status, authority to enter into the Merger Agreement, enforceability of the Merger Agreement and capitalization, as to which EMCO shareholders' liability for breach is indefinite). In the event that GPC suffers a covered loss, it is obligated to give written notice to the former EMCO shareholders of the claim. In the event that the former EMCO shareholders contest the claim, no foreclosure or set off against the Held-Back Shares may be made by GPC until the dispute is resolved by the parties or a court of competent jurisdiction.

     In the event the EMCO shareholders suffer any loss due to a breach of representation or warranty or covenant or agreement of GPC contained in the Merger Agreement that occurs within one year of the closing of the Merger (except with respect to certain representations of GPC relating to GPC's corporate status, authority to enter into the Merger Agreement, enforceability of the Merger Agreement and capitalization, as to which GPC's liability for breach is indefinite), GPC must compensate the EMCO shareholders for such loss.

     Additionally, Empire Metals, Inc. and Harold Rubenstein, the President and substantial shareholder of Empire, have agreed to indemnify GPC and EMCO for any damages or costs resulting from claims made against GPC or EMCO relating to the Action. As mentioned above, such indemnification obligations shall continue until Ellis Rubenstein and his spouse have released GPC and EMCO from all claims resulting from the Action or a final non-appealable judgment in favor of EMCO and GPC has been entered and no other claim is pending against GPC or EMCO and Ellis Rubenstein has released EMCO and GPC from any and all claims related to the Action. In order to secure such indemnification obligations, Empire and Mr. Rubenstein will grant to GPC a security interest in an aggregate of 500,000 of the shares of GPC Common Stock that Empire would receive or would be entitled to receive upon exercise of warrants in the Merger. See "Business of EMCO -- Legal Proceedings."

REGULATORY MATTERS

     GPC and EMCO are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain of the principal federal income tax considerations of the Merger that are generally applicable to holders of EMCO Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular EMCO shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of EMCO Common Stock were or are acquired or shares of GPC Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, EMCO SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The parties anticipate reporting the Merger as a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Provided it so qualifies and as discussed more fully below, (i) none of GPC, EMCO or Sub will recognize gain or loss as a result of the Merger and (ii) holders of EMCO Common Stock that exchange their shares for GPC Common Stock, cash and warrants should recognize gain (but not loss) in the Merger but not in excess of the amount of cash and the value of the warrants (collectively "boot") received. HOWEVER, THE PARTIES ARE NOT REQUESTING A RULING FROM THE IRS OR AN OPINION OF COUNSEL IN CONNECTION WITH THE MERGER. One of the requirements of Section 368(a)(2)(E) of the Code is that stock constituting "control" (for this purpose at least 80% of the voting power of EMCO), as determined before the Merger, be exchanged for GPC Common Stock. However, the consideration to be received by the present EMCO shareholders pursuant to the terms of the Merger Agreement includes cash and warrants. Under applicable Treasury Regulations, warrants as well as cash are treated as taxable boot. Accordingly, if shares representing more than 20 percent of the EMCO Stock voting power, in the aggregate, are exchanged for cash and warrants pursuant to the Merger, the control requirement of Section 368(a)(2)(E) will not be satisfied. A successful IRS challenge to the "reorganization" status of the Merger, for example, by reason of the failure to meet the 80% "control" test described above, would generally result in an EMCO shareholder recognizing the full amount of his or her gain or loss with respect to each share of EMCO Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the

Effective Time of the Merger, of the GPC Common Stock received in exchange therefor plus the cash and warrants received.

     The remainder of this discussion assumes that the Merger will qualify as a reorganization, in which case the following tax consequences will result:

     General. An EMCO shareholder will not recognize any loss upon the receipt of GPC Common Stock and boot. An EMCO shareholder receiving both GPC Common Stock and boot in exchange for EMCO Common Stock will recognize gain (measured by the sum of the fair market value of the GPC Common Stock received plus the amount of any boot received minus the tax basis of the shares of EMCO Common Stock exchanged), if any, but only to the extent of the amount of any boot received. Under applicable U.S. Supreme Court precedent, such gain will generally be capital gain, subject to recharacterization as a dividend as described more fully below, and should generally be long-term capital gain if the shares of EMCO Common Stock exchanged for boot have been held for more than one year.

     The tax basis of the GPC Common Stock received (including the Held-Back Shares ultimately received -- see "The Merger and Related Transactions of the Merger -- Indemnification and Hold-Back of GPC Shares") will be the same as the tax basis of the EMCO Common Stock exchanged, decreased by the amount of boot received at the Effective Time and increased by the amount of gain recognized on the exchange.

     In certain circumstances, an EMCO shareholder that actually or constructively owns shares of EMCO Common Stock that are exchanged for GPC Common Stock in the Merger or that actually or constructively owns GPC Common Stock after the Merger will be required to treat any gain recognized as dividend income (rather than capital gain, if any) up to the amount of boot received in the Merger if the receipt of boot by such shareholder has the effect of a distribution of a dividend. Whether the receipt of boot has the effect of the distribution of a dividend would depend upon the shareholder's particular circumstances.

     In general, the determination of whether a shareholder who exchanges EMCO Common Stock and receives GPC Common Stock and boot recognizes capital gain or dividend income is made under Sections 356(a)(2) and 302 of the Code. Under
Section 356(a)(2) of the Code, each shareholder of EMCO Common Stock will be treated for tax purposes as if such shareholder had received only GPC Common Stock in the Merger, and immediately thereafter GPC had redeemed appropriate portions of such GPC Common Stock in exchange for the boot actually distributed to such shareholder in the Merger. Under Section 302 of the Code, the gain recognized by a shareholder on the exchange will be taxed as capital gain if the deemed redemption from such shareholder (i) is a "substantially disproportionate redemption" of stock with respect to such shareholder, or (ii) is "not essentially equivalent to a dividend" with respect to such shareholder. In making this determination, shareholders should be aware that, under Section 318 of the Code, a shareholder may be considered to own, after the Merger, GPC Common Stock owned (and in some cases constructively owned) by certain related individuals and entities and GPC Common Stock which the shareholder (or such related individuals or entities) has the right to acquire upon the exercise or conversion of options.

     The deemed redemption of an EMCO shareholder's GPC Common Stock will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, the ratio determined by dividing the number of shares of GPC Common Stock owned by such shareholder immediately after the Merger by the total number of outstanding shares of GPC Common Stock is less than 80% of the same ratio calculated as if only GPC Common Stock, and not boot, were issued to the EMCO shareholder in the Merger.

     The deemed redemption of a shareholder's GPC Common Stock will be "not essentially equivalent to a dividend" if the shareholder experiences a "meaningful reduction" in his or her proportionate equity interest in GPC by reason of the deemed redemption. Although there are no fixed rules for determining when a meaningful reduction has occurred, the Internal Revenue Service (the "IRS") has indicated in a published ruling that the receipt of cash in the Merger would not be characterized as a dividend if the shareholder's percentage ownership interest in GPC and EMCO prior to the Merger was minimal, the shareholder exercises no control over the affairs of GPC or EMCO, and the shareholder's percentage ownership interest in GPC is reduced in the deemed redemption by any extent. If neither of the redemption tests set forth above are satisfied, the shareholder will be treated as having received a dividend equal to the amount of such shareholder's recognized gain, assuming that such shareholder's ratable share of the earnings and profits of EMCO (and, possibly, GPC) equals or exceeds such recognized gain.

     Dissenting Shareholders. An EMCO shareholder that exercises such shareholder's right to seek an appraisal of such shareholder's shares of EMCO Common Stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of EMCO Common Stock exchanged therefor. Such capital gain or loss will be long-term capital gain or loss if the shares of EMCO Common Stock exchanged by such dissenting shareholder have been held for more than one year. In addition, the amount of cash received may be treated as dividend income if the dissenting shareholder actually or constructively owns GPC Common Stock after the Merger as discussed above.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash to EMCO shareholders, each EMCO shareholder must, unless an exception applies, provide the payor of such cash with the shareholder's correct taxpayer identification number ("TIN") on Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Form W-9 is attached to this proxy statement. If a shareholder fails to provide the correct TIN or certification, the cash received in the Merger may be subject to backup withholding at a 31% rate.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, EMCO SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase transaction with GPC as the acquiring company. GPC will allocate the purchase price based on the fair value of the assets acquired and the liabilities assumed. Goodwill arising from the Merger will be amortized over 15 years.

RESALE RESTRICTIONS ON SALE OF GPC COMMON STOCK

     Holders of EMCO capital stock will receive unregistered shares of GPC Common Stock in the Merger and warrants to purchase unregistered shares. Such shares, including the shares issuable upon exercise of the warrants issued to EMCO shareholders in the Merger, may not be resold under federal securities laws absent an exemption from registration under the Securities Act of 1933 or registration of such shares thereunder. Under the terms of the Merger Agreement, the former EMCO shareholders shall have "piggyback" registration rights for a two-year period following the closing of the Merger pursuant to which they may include their shares in a registration statement filed by GPC, up to a maximum of 20% of the shares being registered by GPC. GPC is entitled to delay, withdraw or suspend any registration as to which it permits participation. Additionally, Copperstate Metals, Inc. shall have the right on one occasion to demand that GPC register up to 300,000 shares under the Securities Act. Such right expires two years after the closing of the Merger. GPC is not required to undertake such registration if in its or its underwriters' reasonable opinion, such registration would be materially detrimental to GPC. GPC has been advised that Copperstate intends to exercise its demand registration rights with respect to 300,000 of the shares of GPC Common Stock that it will receive in the Merger immediately after the Merger. Absent registration or an exemption from registration for the resale of the shares, the Securities Act of 1933 and the rules promulgated thereunder prohibit the resale of the unregistered GPC common stock issued to the EMCO shareholders. Rule 144 provides an exemption for the sale of shares that have been held for a period of at least two years after the Merger. Rule 144 imposes restrictions on the number of shares of unregistered GPC common stock that may be sold within any three-month period.

APPRAISAL AND DISSENTERS' RIGHTS

     Under the Arizona Law, any shareholder of a corporation has the right to dissent from (i) any plan of merger or consolidation to which the corporation is a party, if either: (a) the corporation is a subsidiary that is merged with its parent without the approval of the shareholders, as provided by the Arizona Law, or (b) the shareholder's approval of the merger is required by the Arizona Law or by the articles of incorporation; (ii) any plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; or (iii) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, if the shareholder is entitled to vote on the sale or exchange. Each of the EMCO shareholders has executed the Merger Agreement. This discussion is a summary only. As a result, reference is made to the full text of the applicable provisions of the Arizona Business Corporation Act, a copy of which is included as Appendix D to this Joint Proxy Statement.

     This right does not apply to the shareholders of the surviving corporation in a merger, if a vote of the shareholders of the surviving corporation is not required to authorize the merger; except as otherwise provided in the articles of incorporation, this right also does not apply to the holders of shares registered on a national securities exchange, or held of record by not less than two thousand shareholders.

     The Arizona Law also provides that a dissenting shareholder must file written objection to, and not vote in favor of, the proposed merger or consolidation, and must make a demand for compensation as provided in the Arizona Law.

     Dissenting shareholders are entitled to notice that the transaction has been approved within 10 days after the merger is approved, including information concerning where the payment demand must be sent and where and when shares must be deposited, a form for demanding payment and setting a date for demanding payment between 30 and 60 days after delivery of the notice.

     If the dissenting shareholder makes a timely demand for payment and deposits shares in accordance with the notice, the surviving corporation is required to make payment for the shares in the amount of the corporation's estimate of the fair value of the dissenter's shares, plus interest. The payment must be accompanied by certain financial information, a copy of the dissenters' rights statutes, and a statement of the shareholder's right to demand additional payment for the shares. If the shareholder demands more compensation than is offered by the corporation, the shareholder and the corporation may negotiate the fair value within the time prescribed by the Arizona Law.

     If the dissenting shareholder and the corporation cannot agree upon the value of the shares, the corporation may either pay the amount demanded by the shareholder, or file an action in the Arizona Superior Court, to determine the fair value of the stock of the dissenting shareholders within sixty days of the shareholder's demand for additional payment.

     Under the Delaware Law, GPC stockholders are not entitled to dissenters' or appraisal rights with respect to the proposed Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The following are interests, either direct or indirect, in the Merger of the GPC and EMCO executive officers and directors who will continue to serve as such following the Merger.

     Pursuant to the Merger Agreement each of Raymond Zack and David Zack, who are currently directors of EMCO, and Gerald Zack will enter into employment agreements with EMCO following the Merger. Additionally, T. Benjamin Jennings and Gerard M. Jacobs, currently the Co-Chairmen of the Board, Co-Chief Executive Officers and Co-Presidents of GPC, will enter into employment agreements with GPC prior to the Merger. George O. Moorehead, currently the President and Chief Executive Officer of EMCO, will enter into an employment agreement with EMCO prior to the Merger. See "-- Employment Agreements," above.

     Harold Rubenstein is a substantial shareholder of Empire Metals, Inc. ("Empire Metals"), the owner of approximately 57% of the outstanding Common Stock of EMCO. Following the Merger, Mr. Rubenstein will serve as a director of both GPC and EMCO. Following the Merger, EMCO will purchase Empire Metals' remaining scrap metal inventory. Following the Merger, Harold Rubenstein shall cause Ellis Metals to enter into such extensions or modifications to the pricing agreement currently in place between Ellis Metals and EMCO (the "Pricing Agreement") so as to cause Ellis Metals to make commercially reasonable rental payments to GPC on the parcels purchased from Harold Rubenstein and to provide EMCO with commercially reasonable profits on any amounts of debt owed by Ellis Metals to EMCO under the Pricing Agreement. Harold Rubenstein is also a 9.91% shareholder of Waste Manufacturing and Leasing, a company that leases equipment to EMCO and from which EMCO purchases manufactured containers. Such relationship between EMCO and Waste Manufacturing and Leasing is expected to continue after the Merger. Additionally, Harold Rubenstein, currently Chairman of the Board of EMCO, will sell certain parcels of real estate owned by him, the Rubenstein Family Trust or H&S Broadway to a subsidiary of GPC. Harold Rubenstein is also a substantial shareholder of Ellis Metals, Inc. ("Ellis Metals"). See "-- Related Transactions." Under the consulting agreement, Harold Rubenstein will be paid $72,000 per year for a five-year term and will continue to participate in EMCO's health plan. Additionally, Harold Rubenstein will receive up to $1,000 per month for the costs of acquiring and maintaining a system to retrieve commodity prices at his office. Mr. Rubenstein is also a substantial shareholder of Ellis Waste and Recycling Services, Inc., which currently leases a portion of one of the parcels of real property to be purchased by GPC or its subsidiary. Such relationship may continue following the Merger.

RELATED TRANSACTIONS

     Pursuant to the Merger Agreement, Harold Rubenstein, Beverly Rubenstein and certain affiliates have agreed to sell to GPC two parcels of real estate on which certain operations of Ellis Metals, Inc. are located. In connection therewith, Harold Rubenstein has agreed to cause Ellis Metals to meet with EMCO and GPC on a quarterly basis to agree to such extensions or modifications to the pricing agreement currently in place between Ellis Metals and EMCO (the "Pricing Agreement") so as to cause Ellis Metals to make commercially reasonable rental payments to GPC on the parcels purchased from Harold Rubenstein and to provide EMCO with commercially reasonable profits on debt owed by Ellis Metals to EMCO under the Pricing Agreement and commercially reasonable profits on other business transactions between EMCO and Ellis Metals. In addition, as long as the Pricing Agreement is in effect, EMCO and GPC shall have a five-year option beginning June 1, 1999 to purchase certain assets of Ellis Metals. In such a case, the purchase price of the assets would be determined in accordance with a formula which includes a reduction of the purchase price dollar for dollar by the amount of debt, if any, owing to EMCO by Ellis Metals under the Pricing Agreement at such time. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger."

BOARD RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF GPC HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF GPC AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE MERGER.

     THE BOARD OF DIRECTORS OF EMCO HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF EMCO AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE MERGER.

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